Exhibit 10.20

UNIFI, INC.

7201 West Friendly Avenue

Greensboro, NC 27410

EMPLOYMENT OFFER LETTER

Sean Goodman c/o Clem Johnson (Crist/Kolder) 710 Glengate Place Atlanta, GA 30328 sean_goodman@bellsouth.net	October 21, 2015

Dear Sean:

On behalf of Unifi, Inc. (“the Company”), I am pleased to offer you a position as Vice President/Chief Financial Officer, reporting to me. Contingent upon the successful completion of a pre-employment drug screen, your agreed upon start date will be on or before January 6, 2016. Your proposed compensation will be a bi-weekly amount of $17,307,70, which is equivalent to an annual amount of $450,000.00. Starting with the Company’s 2016 fiscal year, you would be eligible to participate in the annual incentive plan with a target bonus payable up to 75% of base salary with up to 150% possible if established financial performance target is exceeded. As with any benefit, plan guidelines and awards are subject to Board approval. In addition, you will be granted 20,000 restricted stock units as soon after your hire date as administratively feasible. You will also receive an annual contribution of 8.5% of base salary (in December 2016) as part of the company’s Supplemental Employee Retirement Plan (“SERP”).

On the first day of the month following sixty (60) days of continuous employment (April 1, 2016), you would have access to coverage under the Company’s health, dental, vision and flexible spending account plans. The company will reimburse you for the COBRA premium differential until your benefits with Unifi are effective. You would be eligible on the first day of employment for 401(k), life insurance and disability. You are automatically enrolled in the 401(k) plan at the contribution rate of 5%. You will have a 60-day period to notify the plan provider (Vanguard) if you do not wish to contribute or wish to elect a different contribution rate. The Company matches 100% of the first three percent of eligible employee contributions and 50% of the next two percent of eligible contributions, with immediate vesting. You will be granted four (4) weeks (160 hours) of vacation.

The Company will arrange and pay for the insurance, packing, transporting and unloading of you and your family’s personal effects. The Company will reimburse you for closing costs with the sale and purchase of your home. During the period until relocation is expected to occur, the Company will reimburse your travel expenses for two (2) visits home per month. The Company will reimburse your family’s travel expenses for two visits to the area to find a new home. Additionally, the Company will reimburse expenses associated with a temporary housing rental from January 2016 through the end of the school year. In exchange for these relocation benefits, you commit to the Company that you are willing to remain employed for at least twelve (12) months from your start date. Should you resign or otherwise choose to leave the Company prior to twelve months of employment, you would be expected to refund the relocation costs to the Company. The amount of the refund owed will be pro-rated from the full cost received according to the number of full calendar months you have worked for the Company as of your resignation date. Should the Company terminate your employment before the end of twelve months, no refund will be owed. In no way should this be interpreted as a guarantee of employment for twelve months, or any other specific period of time.

As a responsible corporate citizen, the Company has an obligation to its people, customers, and the community to ensure safety in the workplace. As a part of the Company’s substance abuse policy, this offer of employment is contingent upon successful completion of a pre-employment drug screening.

This offer of employment, if not previously accepted by you, will expire on October 22, 2015.

If you wish to accept the offer, please respond to myself and Alison Jester (ajester@unifi.com) via email confirmation on or before the expiration date. Please also bring the signed original on your first day.

We greatly anticipate having you join our organization. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Should you have any questions about starting with the Company, or any items outlined in this letter, please do not hesitate to contact me at (336) 316-5780 or Alison Jester at (336) 316-5774.

Sincerely,

William L. Jasper

Chairman and Chief Executive Officer

Unifi, Inc.

cc: Clem Johnson

Offer accepted:

/s/ Sean Goodman	October 22, 2015
Signature	Date